EXHIBIT 99.1

News Release

Media Relations:	Investor Relations:
Jim Vitak	Eric Boni
(614) 790-3715	(859) 815-4454
jevitak@ashland.com	enboni@ashland.com

FOR IMMEDIATE RELEASE:
July 24, 2008

Ashland Inc. reports fiscal third-quarter net income of $1.13 per share

COVINGTON, Ky. – Ashland Inc. (NYSE: ASH) today announced preliminary1 net income for the quarter ended June 30, 2008, the third quarter of its fiscal year, of $72 million, or $1.13 per share. In the prior-year June quarter, net income was $100 million, or $1.58 per share.
Income from continuing operations totaled $66 million, or $1.03 per share, in the June 2008 quarter as compared with $86 million, or $1.35 per share, in the same prior-year quarter. Income from discontinued operations for both the 2008 and 2007 periods included net favorable adjustments to asbestos reserves and related insurance receivables of $6 million and $16 million, respectively, resulting from Ashland’s ongoing assessment of these matters. Total income from discontinued operations amounted to 10 cents per share in the June 2008 quarter and 23 cents per share in the prior June quarter.
Operating income for the June 2008 quarter totaled $87 million. Operating income for the June 2007 quarter totaled $91 million, which included unusually large favorable adjustments to pension and other benefit costs of $11 million and environmental reserves of $7 million.
Earnings before interest, taxes, depreciation and amortization2 (EBITDA) totaled $121 million in the June 2008 quarter as compared with $117 million in the same prior-year quarter, an increase of 3 percent.

Business Summary
     Commenting on Ashland’s third-quarter results, Chairman and Chief Executive Officer James J. O’Brien said, “We are encouraged by our overall performance in the third quarter, given the difficult economic environment, both from a demand and raw material cost perspective. Ashland Distribution increased its operating income by 70 percent over the June 2007 quarter and achieved its third straight quarter of improving results. Ashland Water Technologies more than doubled its operating income as compared with the same prior-year quarter, although earnings were enhanced by several items, which we do not expect will repeat. Ashland Performance Materials experienced a significant decline in its operating income, particularly hampered by weak margins in the Composite Polymers business unit. Valvoline’s earnings declined 6 percent versus the year-ago quarter, but improved over the March 2008 quarter, as the traditionally strong summer driving season got under way.”

Business Performance
Performance Materials’ operating income of $18.8 million compares with $33.3 million for the June 2007 quarter, a 44-percent decline. Sales and operating revenues of $425 million increased 6 percent, but volume per day declined 4 percent, both as compared with the June 2007 quarter. Excluding the effect of the transfer of certain sales from Performance Materials to Water Technologies and the impact of currency translation, revenue would have increased 1 percent. Gross profit as a percentage of sales declined from 21.9 percent in the June 2007 quarter to 17.5 percent in the 2008 quarter. The margin decline is largely due to increased raw material costs in all of Performance Materials’ business units.
Distribution’s operating income increased 70 percent to $19.7 million for the June 2008 quarter as compared with $11.6 million in the same prior-year quarter. Volume per day declined 5 percent, while sales and operating revenues increased 12 percent versus the prior-year quarter to $1,151 million. Average unit selling price increased by 14 percent. Gross profit as a percent of sales increased by 0.7 percentage point to 7.8 percent from 7.1 percent in the prior-year quarter, and gross profit per pound increased from 5.8 cents to 7.2 cents and improved by 0.2 cent from the March 2008 quarter.
Valvoline’s third-quarter operating income of $26.1 million compares with $27.9 million in the year-ago quarter, a 6-percent decline. Sales and operating revenues of $428 million increased 5 percent over the June 2007 quarter, largely due to price increases. Valvoline’s total lubricant volume increased 1 percent, primarily from the Do-It-For-Me installer channel and international sales, partially offset by reduced volumes in the Do-It-Yourself channel. Gross profit as a percent of sales declined 1.2 percentage points versus the 2007 June quarter, primarily a result of the lag in timing of price increases to customers relative to base oil and additive cost increases received by Valvoline.
Water Technologies reported operating income of $12.5 million for the June 2008 quarter as compared with $6.0 million in the prior-year quarter. Operating income in the quarter benefited by $5 million from the completion of certain large sales contracts and from favorable adjustments to estimated liabilities. Sales and operating revenues of $244 million increased 21 percent over the 2007 June quarter. Excluding the effect of currency translation and the impact of the transfer of certain sales from Performance Materials, revenues increased by 9 percent. Gross profit as a percent of sales decreased by 1.0 percentage point versus the year-ago quarter and is essentially even with the March 2008 quarter. The margin decrease primarily reflects continued increases in hydrocarbon and derivative materials costs.

Other Items
For the 2008 third quarter, Unallocated and Other amounted to $9.7 million of income as compared with $11.9 million in the same prior-year quarter. For 2008, the amount includes lower incentive compensation and support costs, while in 2007, Unallocated and Other included $14 million of income related to net adjustments to environmental and benefit accruals.
Net interest and other financing income was $5 million in the June 2008 quarter as compared with $9 million in the same prior-year quarter, primarily as a result of lower interest rates on Ashland’s cash and securities. The effective tax rate for the third quarter was 29 percent in 2008 and 15 percent in 2007, both of which included the net favorable effect of adjustments to the estimated annual tax expense. The 15-percent effective tax rate in the year-ago third quarter also reflected favorable developments with respect to settlements of certain tax matters.

Outlook
Commenting on the outlook for the remainder of fiscal 2008, O’Brien said, “Performance Materials’ results will continue to be affected by the soft North American construction and transportation markets. In addition, raw material costs continue to increase, and we have only been able to recover approximately 80 percent of these increases thus far. We have announced price increases for July and August, but do not expect to fully recover the raw materials increases until the end of the September quarter. As a result of these factors and the normal seasonality of the business, we expect Performance Materials’ operating income to be down significantly versus the June 2008 quarter.
“Valvoline expects to feel the full impact of recent, significant base-oil and additive cost increases in the fourth quarter. We have announced price increases for this business that should fully offset these cost increases and expect to recover the entire amount by the end of the quarter, similar to Performance Materials. However, the implementation time lag will likely lead to significantly reduced, but positive, earnings for Valvoline in the September quarter as compared with the prior year.
“Our Water Technologies business continues to work on pricing and reducing its selling, general and administrative expenses. Our price increases announced in June should fully offset previously announced raw material increases. While operating income in the current quarter included the favorable effects of certain items not expected to repeat going forward, we do expect to continue to build on our positive pricing momentum and cost reductions.
“Distribution’s fourth-quarter performance will continue to be affected by weakness in North American industrial output. That said, we expect to significantly improve our results versus the weak fourth quarter last year, although it is unlikely that we will achieve another sequential quarterly increase, due primarily to seasonality. We are encouraged by Distribution’s results for the June quarter, considering the difficult market conditions, and it has demonstrated its ability to quickly recover product cost increases. We recognize that there is more to do and continue to focus on improving this business’ margins and reducing working capital requirements.
“We are significantly ahead of plan in achieving our run-rate annualized cost savings of $40 million by year-end fiscal 2009. Through the June quarter, we have achieved run-rate savings of $22 million, primarily in our Water Technologies and Performance Materials businesses. We expect to have run-rate savings well in excess of $40 million by the beginning of the December quarter.
“Our internal benchmark of operating-segment trade working capital to sales decreased by nearly 0.5 percent of annualized sales in the June quarter, excluding the impact of working capital added through acquisitions. We are pleased with our progress and expect to achieve further reductions in the working capital requirements of our businesses.”
Concluding his comments, O’Brien said, “While the economic environment continues to present a challenge, we have announced a number of strategic moves that enable us to strengthen our profile as a specialty chemicals company. In June, we completed the acquisition of the pressure-sensitive adhesives and atmospheric emulsions businesses from Air Products and announced the proposed 50-50 joint venture between Ashland and Süd-Chemie to combine our foundry-related businesses to take advantage of strong growth opportunities and scale in the global metal casting industry. We anticipate completing the joint venture agreement by early calendar 2009. Finally and most important, on July 11, we announced the pending acquisition of Hercules Inc., which will dramatically enhance our focus and scale in three specialty chemical businesses: specialty additives and ingredients, paper and water technologies, and specialty resins.”

Conference Call Webcast
Today at 9 a.m. (EDT), Ashland will provide a live webcast of its third-quarter conference call with securities analysts. The webcast will be accessible through Ashland’s website, www.ashland.com. Following the live event, an archived version of the webcast will be available for 12 months at www.ashland.com/investors.
Ashland Inc. (NYSE: ASH), a diversified, global chemical company, provides quality products, services and solutions to customers in more than 100 countries. A FORTUNE 500 company, it operates through four divisions: Ashland Performance Materials, Ashland Distribution, Valvoline and Ashland Water Technologies. To learn more about Ashland, visit www.ashland.com.

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FORTUNE 500 is a registered trademark of Time Inc.

1 Preliminary Results

Financial results are preliminary until Ashland’s quarterly report on Form 10-Q is filed with the U.S. Securities and Exchange Commission.

2 Regulation G

The information presented in this earnings release regarding earnings before interest, taxes, depreciation, and amortization (EBITDA) does not conform to generally accepted accounting principles (GAAP) and should not be construed as an alternative to the reported results determined in accordance with GAAP. Management has included this non-GAAP information to assist in understanding the operating performance of the company and its operating segments. The non-GAAP information provided may not be consistent with the methodologies used by other companies. All non-GAAP information is reconciled with reported GAAP results in the table provided below.

(in millions)	Q3 2008	Q3 2007
Operating income	$ 87	$ 91
Add:
Depreciation and amortization	34	26
EBITDA	$121	$117

Forward-Looking Statements
This news release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include those made with respect to Ashland’s operating performance and Ashland’s acquisition of Hercules Inc. These expectations are based upon a number of assumptions, including those mentioned within this news release. Performance estimates are also based upon internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, weather, operating efficiencies and economic conditions, such as prices, supply and demand, cost of raw materials, and legal proceedings and claims (including environmental and asbestos matters). These risks and uncertainties may cause actual operating results to differ materially from those stated, projected or implied. Such risks and uncertainties with respect to Ashland’s acquisition of Hercules include the possibility that the benefits anticipated from the Hercules transaction will not be fully realized; the possibility the transaction may not close, including as a result of failure to obtain the approval of Hercules stockholders; the possibility that financing may not be available on the terms committed; and other risks that are described in filings made by Ashland with the Securities and Exchange Commission (SEC) in connection with the proposed transaction. Although Ashland believes its expectations are based on reasonable assumptions, it cannot assure the expectations reflected herein will be achieved. This forward-looking information may prove to be inaccurate and actual results may differ significantly from those anticipated if one or more of the underlying assumptions or expectations proves to be inaccurate or is unrealized or if other unexpected conditions or events occur. Other factors, uncertainties and risks affecting Ashland are contained in Ashland's periodic filings made with the SEC, including its Form 10-K for the fiscal year ended Sept. 30, 2007, and Forms 10-Q for the quarters ended Dec. 31, 2007, and March 31, 2008, which are available on Ashland’s Investor Relations website at www.ashland.com/investors or the SEC’s website at www.sec.gov. Ashland undertakes no obligation to subsequently update or revise the forward-looking statements made in this news release to reflect events or circumstances after the date of this news release.

ADDITIONAL INFORMATION
In connection with the proposed Hercules transaction, Ashland and Hercules will be filing documents with the SEC, including the filing by Ashland of a registration statement on Form S-4, and the filing by Hercules of a related preliminary and definitive proxy statement/prospectus. Investors and security holders are urged to read the registration statement on Form S-4 and the related preliminary and definitive proxy/prospectus when they become available because they will contain important information about the proposed transaction. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov and by contacting Ashland Investor Relations at (859) 815-4454 or Hercules Investor Relations at (302) 594-7151. Investors and security holders may obtain free copies of the documents filed with the SEC on Ashland’s Investor Relations website at www.ashland.com/investors or Hercules’ website at www.herc.com or the SEC’s website at www.sec.gov.

Ashland Inc. and Consolidated Subsidiaries	Page 1
STATEMENTS OF CONSOLIDATED INCOME
(In millions except per share data - preliminary and unaudited)

	Three months ended		Nine months ended
	June 30		June 30
	2008	2007	2008	2007

SALES AND OPERATING REVENUES	$2,201	$1,983	$6,166	$5,700

COSTS AND EXPENSES
Cost of sales and operating expenses	1,844	1,643	5,158	4,707
Selling, general and administrative expenses (a)	283	259	856	834
	2,127	1,902	6,014	5,541
EQUITY AND OTHER INCOME	13	10	33	31

OPERATING INCOME	87	91	185	190
Gain (loss) on the MAP Transaction (b)	1	1	23	(3)
Net interest and other financing income	5	9	26	34
INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	93	101	234	221
Income taxes	27	15	58	52
INCOME FROM CONTINUING OPERATIONS	66	86	176	169
Income from discontinued operations (net of income taxes) (c)	6	14	1	29
NET INCOME	$72	$100	$177	$198

DILUTED EARNINGS PER SHARE
Income from continuing operations	$1.03	$1.35	$2.77	$2.64
Income from discontinued operations	.10	.23	.01	.45
Net income	$1.13	$1.58	$2.78	$3.09

AVERAGE COMMON SHARES AND ASSUMED CONVERSIONS	64	63	63	64

SALES AND OPERATING REVENUES
Performance Materials	$425	$400	$1,194	$1,142
Distribution	1,151	1,026	3,223	2,982
Valvoline	428	407	1,209	1,141
Water Technologies	244	201	667	569
Intersegment sales	(47)	(51)	(127)	(134)
	$2,201	$1,983	$6,166	$5,700
OPERATING INCOME
Performance Materials	$19	$33	$50	$81
Distribution	20	12	39	46
Valvoline	26	28	70	68
Water Technologies	12	6	16	18
Unallocated and other (a)	10	12	10	(23)
	$87	$91	$185	$190

(a)	The nine months ended June 30, 2007 includes a $25 million charge for costs associated with Ashland's voluntary severance offer.

(b)
"MAP Transaction" refers to the June 30, 2005 transfer of Ashland’s 38% interest in Marathon Ashland Petroleum LLC (MAP) and two other businesses to Marathon Oil Corporation. The income for the current nine months ended June 30 is primarily due to a $23 million gain associated with a tax settlement agreement entered into with Marathon Oil Corporation, relating to four specific tax areas, that supplement the original Tax Matters Agreement from the initial MAP Transaction. The gain (loss) in the current quarter and prior periods presented reflects adjustments in the recorded receivable for future estimated tax deductions related primarily to environmental and other postretirement reserves.

(c)
The three and nine months ended June 30, 2008 and the three and nine months ended June 30, 2007 include after-tax income of $6 million, $6 million, $16 million and $34 million, respectively, from an increase in Ashland's asbestos insurance receivable.

Ashland Inc. and Consolidated Subsidiaries		Page 2
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions - preliminary and unaudited)

	June 30
	2008	2007
ASSETS
Current assets
Cash and cash equivalents	$853	$848
Available-for-sale securities	-	141
Accounts receivable	1,548	1,466
Inventories	538	587
Deferred income taxes	75	78
Other current assets	86	72
	3,100	3,192

Investments and other assets
Auction rate securities	267	-
Goodwill and other intangibles	422	373
Asbestos insurance receivable (noncurrent portion)	438	460
Deferred income taxes	132	181
Other noncurrent assets	403	437
	1,662	1,451

Property, plant and equipment
Cost	2,270	2,074
Accumulated depreciation and amortization	(1,188)	(1,105)
	1,082	969

	$5,844	$5,612

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$20	$5
Trade and other payables	1,184	1,138
Income taxes	-	4
	1,204	1,147

Noncurrent liabilities
Long-term debt (less current portion)	45	65
Employee benefit obligations	262	294
Asbestos litigation reserve (noncurrent portion)	530	567
Other noncurrent liabilities and deferred credits	445	501
	1,282	1,427

Stockholders’ equity	3,358	3,038

	$5,844	$5,612

Ashland Inc. and Consolidated Subsidiaries		Page 3
STATEMENTS OF CONSOLIDATED CASH FLOWS
(In millions - preliminary and unaudited)
	Nine months ended
	June 30
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES FROM CONTINUING OPERATIONS
Net income	$177	$198
Income from discontinued operations (net of income taxes)	(1)	(29)
Adjustments to reconcile income from continuing operations to cash flows from operating activities
Depreciation and amortization	105	83
Deferred income taxes	20	15
Equity income from affiliates	(17)	(12)
Distributions from equity affiliates	7	8
(Gain) loss on the MAP Transaction	(23)	3
Change in operating assets and liabilities (a)	66	(258)
	334	8
CASH FLOWS FROM FINANCING ACTIVITIES FROM CONTINUING OPERATIONS
Proceeds from issuance of common stock	3	17
Excess tax benefits related to share-based payments	1	8
Repayment of long-term debt	(4)	(12)
Repurchase of common stock	-	(288)
Cash dividends paid	(52)	(726)
	(52)	(1,001)
CASH FLOWS FROM INVESTING ACTIVITIES FROM CONTINUING OPERATIONS
Additions to property, plant and equipment	(118)	(102)
Purchase of operations - net of cash acquired	(128)	(73)
Proceeds from sale of operations	35	1
Purchases of available-for-sale securities	(435)	(357)
Proceeds from sales and maturities of available-for-sale securities	314	566
Other items	8	20
	(324)	55
CASH USED BY CONTINUING OPERATIONS	(42)	(938)
Cash used by discontinued operations
Operating cash flows	(2)	(5)
Investing cash flows	-	(29)
DECREASE IN CASH AND CASH EQUIVALENTS	$(44)	$(972)

DEPRECIATION AND AMORTIZATION
Performance Materials	$29	$25
Distribution	18	15
Valvoline	24	23
Water Technologies	19	8
Unallocated and other	15	12
	$105	$83
ADDITIONS TO PROPERTY, PLANT AND EQUIPMENT
Performance Materials	$33	$36
Distribution	20	19
Valvoline	20	16
Water Technologies	11	16
Unallocated and other	34	15
	$118	$102

(a) Excludes changes resulting from operations acquired or sold.

Ashland Inc. and Consolidated Subsidiaries
INFORMATION BY INDUSTRY SEGMENT
(In millions - preliminary and unaudited)			Page 4

	Three months ended June 30		Nine months ended June 30
	2008	2007	2008	2007

PERFORMANCE MATERIALS (a)
Sales per shipping day	$6.6	$6.3	$6.3	$6.1
Pounds sold per shipping day	4.9	5.1	4.7	4.9
Gross profit as a percent of sales	17.5%	21.9%	17.9%	21.2%
DISTRIBUTION (a)
Sales per shipping day	$18.0	$16.3	$17.1	$15.9
Pounds sold per shipping day	19.0	20.1	18.9	19.6
Gross profit as a percent of sales	7.8%	7.1%	7.6%	8.2%
VALVOLINE (a)
Lubricant sales (gallons)	43.8	43.4	125.7	123.8
Premium lubricants (percent of U.S. branded volumes)	24.9%	24.4%	24.6%	23.2%
Gross profit as a percent of sales	23.9%	25.1%	24.4%	24.8%
WATER TECHNOLOGIES (a)
Sales per shipping day	$3.8	$3.2	$3.5	$3.0
Gross profit as a percent of sales	37.2%	38.2%	37.9%	39.1%

(a)	Sales are defined as sales and operating revenues. Gross profit is defined as sales and operating revenues, less cost of sales and operating expenses.